Filed by Charter Communications Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Act of 1934

Subject Company: Time Warner Cable Inc.

Commission File No. 001-33335

Exhibit 99.2

Charter COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS ®
Charter to Merge with Time Warner Cable and Acquire Bright House Networks
Combinations Benefit Shareholders, Consumers and Cable Industry
May 26, 2015

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication regarding the proposed transaction between Charter and Time Warner Cable and the proposed transaction between Bright House and Charter, including any statements regarding the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the respective companies and products, and any other statements regarding Charter’s, Time Warner Cable’s and Bright House’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could,” “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the timing to consummate the proposed transactions; the risk that a condition to closing the proposed transactions may not be satisfied; the risk that a regulatory approval that may be required for the proposed transactions is not obtained or is obtained subject to conditions that are not anticipated; Charter’s ability to achieve the synergies and value creation contemplated by the proposed transactions; Charter’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations; and the diversion of management time on transaction-related issues. Additional information concerning these and other factors can be found in Charter’s and Time Warner Cable’s respective filings with the SEC, including Charter’s and Time Warner Cable’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Charter and Time Warner Cable assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
Charter COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS ®

Important Information for Investors and Shareholders
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the transactions referred to in this material, Charter Communications, Inc. (“Charter”), expects to file a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) containing a preliminary joint proxy statement of Charter and Time Warner Cable, Inc. (“Time Warner Cable”) that also constitutes a preliminary prospectus of Charter. After the registration statement is declared effective, Charter and Time Warner Cable will mail a definitive proxy statement/prospectus to stockholders of Charter and stockholders of Time Warner Cable. This material is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that Charter or Time Warner Cable may file with the SEC and send to Charter’s and/or Time Warner Cable’s stockholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF CHARTER AND TIME WARNER CABLE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by Charter or Time Warner Cable through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Charter will be available free of charge on Charter’s website at charter.com, in the “Investor and News Center” near the bottom of the page, or by contacting Charter’s Investor Relations Department at 203-905-7955. Copies of the documents filed with the SEC by Time Warner Cable will be available free of charge on Time Warner Cable’s website at http://ir.timewarnercable.com or by contacting Time Warner Cable’s Investor Relations Department at 877-446-3689.
Charter and Time Warner Cable and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of Charter is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, and its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on March 18, 2015. Information about the directors and executive officers of Time Warner Cable is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 13, 2015, as amended April 27, 2015, and its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on May 18, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.
New Charter
In connection with the closing of the transaction with Time Warner Cable, Charter will undergo a tax-free reorganization that will result in a current subsidiary of Charter, CCH I, LLC (“New Charter”) becoming the new holding company owning 100% of Charter. The terms Charter and New Charter are used interchangeably throughout this presentation.
Charter COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS ®

Charter
COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS ®
Thomas M. Rutledge
President and CEO, Charter Communications

Transactions Overview1)
Charter to acquire Time Warner Cable (“TWC”) for $195.71 per share $100.00 in cash1)
+ $95.71 in New Charter stock, equivalent to 0.5409 Charter shares1)
= $195.71 per TWC share
Offer equates to TWC enterprise value of $78.7 billion
$56.7 billion equity valuation + $22.7 billion net debt, less $0.7 billion equity investments
EV/2015 TWC estimated Adj. EBITDA = 9.1x1), 8.3x adj. for synergies and tax benefits
TWC shareholders to own 44% of New Charter1)
Charter to acquire Bright House Networks (“BHN”) for $10.4 billion
Purchase price = 7.6x 2014 pro forma BHN EBITDA; < 6.5x incl. synergies and tax benefits; closing conditioned on sale of Time Warner Cable to Charter (or another party in certain circumstances)
Consideration: $2.0 billion in cash, $2.5 billion of convertible preferred partnership units, and $5.9 billion of common partnership units
Commitment from two of cable industry’s most successful long term investors
Liberty Broadband (“Liberty”) to invest $5.0 billion2); will own 19% of New Charter1)
Advance/Newhouse (“A/N”) to own 13% of New Charter
1) See slide 13 for additional details.
2) $4.3 billion to be invested at equivalent of $176.95 per share and represents Charter’s closing price on May 20, 2015. $700 million to be invested at equivalent of $173.00, as previously announced on March 31, 2015 as part of the Charter-A/N transaction.

Charter COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS ®

Superior Value Creation For All Shareholders
Accelerate growth by building on TWC momentum and Charter operating strategy
Combine TWC’s recent operating momentum with Charter’s proven track record of investing in, and offering, highly competitive products to drive growth
Continue to remove analog signals in TWC and Bright House networks to free capacity to offer faster Internet products, more HD content and other advanced products
Greater scale and enhanced footprint drives competitiveness and innovation
Enhances sales, marketing and branding capabilities vs. national competitors
Scale enables and accelerates product development and innovation
New footprint provides larger opportunity to compete in medium/large commercial market
Cost synergies, levered and tax-efficient equity returns
Unlock value through cost synergies inherent in Charter’s operating model, and via combined purchasing and elimination of duplicate costs
Transaction structure designed to provide long-dated and low-cost financing, and enable unified operations which achieves operating cost and tax objectives
Moderate leverage at closing to facilitate transaction and significant tax assets offer attractive equity returns

Charter COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS®

Combined Footprint

- 48 million passings
- 24 million customer relationships
- 9 of top 25 DMAs
- Improved operating footprint with better marketing and service capabilities


Charter
Time Warner Cable
Bright House Networks

7

New Charter at a Glance
Customers1) 2014 Pro Forma Financials2)
Millions, 2014 $ Billions
23.9 $35.7
19.4
17.3
9.4 $12.9
$6.1
Cust. Rel. Video Internet Voice Revenue Adj. EBITDA3) Adj. EBITDA - Capex3)
Video Marketplace1) Wireline Internet Marketplace1)
Video Customers, Millions, 2014 Internet Customers, Millions, 2014
26.3 22.0
22.4 19.4
5.9
16.0
17.3
14.0
9.2
20.4
DirecTV + AT&T Comcast New Charter Dish Comcast New Charter AT&T Verizon
1) All company data based on respective company reporting methodologies, including commercial customers.
2) Addition of historical financials for Charter and TWC and pro forma S-X financials for Bright House (see slide 26). Does not include pro forma adjustments for Charter and TWC, for synergies or for intercompany eliminations.
3) See notes on slide 25 and 26.
Charter COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS ®

Combination in Best Interest of All Stakeholders
A win for consumers and commercial customers
Continued network investments will drive faster broadband speeds, better video products and more competition
Scale will drive greater product innovation, bringing new and advanced services to consumers
Investments in insourcing will drive better customer service, higher customer satisfaction
Medium and large commercial customers will have access to better products, services and enterprise solutions
Offers significant benefits to employees and vendors
Charter’s commitment to superior products and customer service, and its strategy of investing in insourcing, drives opportunities for all employees
Drives incentives for vendors to invest in, and develop new technologies, business lines and alternative video programming platforms

Charter COMMUNICATIONS
Time Warner Cable®
bright house NETWORKS ®

Charter COMMUNICATION Time Warner Cable bright house NETWORKS
®
Robert D. Marcus
Chairman and CEO, Time Warner Cable

TWC is a Unique Asset and Perfect Fit with Charter
Unique opportunity to create the leading pure play cable operator
Leverages complementary strengths of the three companies – as well as our common philosophy of strong operations, excellent products, robust network investment and putting customers first
High quality, well-clustered assets with extensive geographic reach in attractive markets
Combination will drive greater consumer value, higher penetration, and faster revenue and cash flow growth
Time Warner Cable offers meaningful operating momentum to combined entity
TWC’s investments have contributed to meaningful operational momentum in the last year
TWC Maxx – which includes all digital, broadband speed increases and better reliability and service – is complete in New York, Los Angeles and Austin, with additional market upgrades underway, driving better products and services
Attractive valuation and strategically beneficial for TWC shareholders
TWC shareholders to hold 44% of New Charter equity1) and participate in a fast growing cable organization with significant operating and financial upside

1) See slide 13 for additional details. 11 Charter COMMUNICATIONS Time Warner Cable ® bright house ® NETWORKS

Charter COMMUNICATIONS	Time Warner Cable ®	bright house ® NETWORKS

Christopher L. Winfrey
Executive Vice President and CFO, Charter Communications

Time Warner Cable Transaction Overview
Consideration and Valuation
Cash $100.00 + 0.5409 Equivalent New Charter Shares1) $95.71 Offer per TWC Share $195.71 Total Equity Value2) $56.7B + Net Debt $22.7B - Est. Equity Investments $0.7B TWC Enterprise Value $78.7B - Est. Present Value of Tax Assets $1.6B TWC Adjusted Enterprise Value $77.0B
Highlights EV/2015 TWC estimated Adj. EBITDA = 9.1x, 8.3x adjusted for synergies and tax benefits3)
Accretive to Charter shareholders and TWC shareholders receive 18% premium4)
TWC shareholders to own 44% of New Charter, with balance owned by legacy Charter shareholders and Advance/Newhouse
Election option for TWC stockholders to receive $115 of cash and New Charter shares equivalent to 0.4562 shares of Charter
Liberty Broadband and Liberty Interactive Corporation (“LIC”) to exchange TWC stock for New Charter stock; Liberty Broadband to invest
$4.3 billion in TWC transaction and $700 million in BHN transaction in exchange for New Charter shares
Pro forma entity to be levered at 4.5x 2015 estimated pro forma adjusted EBITDA5,6) 1) Value based on $176.95 Charter closing price as of May 20, 2015.
2) Value based on 289.6 million fully diluted TWC shares. 3) 2015 TWC adjusted EBITDA estimated at $8.3 billion based on Bloomberg consensus as of May 22, 2015 and is adjusted for $150 million of estimated TWC equity based compensation. Adjusted for $800 million of annual run rate synergies and the net present value of tax benefits. 4) Based on $176.95 Charter and $166.55 TWC closing prices as of May 20, 2015. 5) Assumes that Time Warner Cable shares outstanding, excluding shares held by Liberty and LIC are exchanged for $100 in cash and 0.5409 equivalent New Charter shares.
6) Assumes $61.5 billion of pro forma debt. Assumes total pro forma entity adjusted EBITDA of $13.8 billion, including 2015 Charter estimated adjusted EBITDA of $3.4 billion and 2015 TWC adjusted EBITDA of $8.4 billion. Bright House 2015 adjusted EBITDA estimated at $1.4 billion. Total pro forma entity adjusted EBITDA also adjusted for $500 million of leverageable first year synergies.
13 Charter COMMUNICATIONS Time Warner Cable ® bright house ® NETWORKS

Combination Drives Significant Upside for Shareholders
Driving customer and revenue growth
Strategy of delivering superior products at attractive, simple and consistent price points drives growth
Deeper household product penetration increases revenue per household with more value to customer, and extends customer lifetimes
Highly competitive product and service enables manageable promotional rate step-ups and rate discipline
Unlocking value via cost synergies and tax benefits
Cost synergies inherent in simple, uniform operating practices and pricing & packaging – designed to improve service, promote growth and create operating leverage
Est. annual run rate cost synergies of $800 million; likely higher among 3 companies
Combined purchasing, overhead, product development, engineering and IT will also generate opex and capex synergies
Margin expansion
Margin expansion results from greater revenue per relationship and passing, and investment in high quality service to reduce service transactions and costs
New Charter will have the scale to lower costs and significantly improve margins

14	Charter COMMUNICATIONS	Time Warner Cable ®	bright house ® NETWORKS

Bright House Transaction Accretive to CHTR and TWC Shareholders BHN – A Flagship Cable Asset Largest cable operator in Tampa and Orlando – attractive, growing areas; both top 20 DMAs Best in class infrastructure – highly standardized, converged metro, regional and backbone IP networks
99.5% of network ≥ 750MHz; first provider of all fiber Gigabit communities in Florida
BHN customer satisfaction scores among the highest in the industry 54% total customer relationship penetration and 39% residential triple-play penetration contributes to attractive cash flow profile Rationale and Benefits Enhances scale and footprint – ~2 million video customers in complete, growing markets
Attractive purchase price of 7.6x 2014 pro forma EBITDA; 6.5x net of tax benefits and synergies
Provides strategic and financial flexibility Partnership structure with significant tax benefits New investment from long-term cable investors
$10.4 Billion Total Consideration $5.9 billion of common units1) 34.3 million Charter partnership common units exchangeable into New Charter common stock
Represents 10% ownership in New Charter1) $2.5 billion of preferred units2) 10.3 million preferred units, exchangeable into common units of the partnership at a 40% conversion premium Represents 3% ownership in New Charter3)
6% coupon; cash dividend of $150 million per year paid to A/N, assuming no conversion $2.0 Billion of cash
New Charter not to assume any Bright House debt or pension liabilities Class B stock at New Charter provides as-if converted voting
1) 34.3 million Common Partnership Units, multiplied by the Reference Price ($173.00), negotiated with Advance/Newhouse. Class B stock at New Charter provides as-if converted voting. 2) 10.3 million Preferred Partnership Units convertible into New Charter common stock, as-if converted, at a conversion price $242.19.
3) Assumes that Time Warner Cable shares outstanding, excluding shares held by Liberty and LIC, are exchanged for $100 in cash and 0.5409 equivalent Charter shares. 15 Charter COMMUNICATIONS Time Warner Cable ® bright house ® NETWORKS

Structure and Pro Forma Ownership[1)]

Structure



TWC Shareholders Ex-Liberty
Charter Shareholders Ex-Liberty
Liberty
Advance/ Newhouse
PF Ownership1)
44%
24%
19%2)
13%
New Charter
Charter
87%
Charter Partnership
13%
Advance/ Newhouse
TWC 11.0M Video Customers
Charter 4.3M Video Customers
Bright House 2.0M Video Customers

Combination of Charter, TWC and BHN achieves operating, financing, tax, synergy and governance objectives

Pro Forma Economic Ownership

%	$100 Cash	$115 Cash
TWC Public Shareholders	44%	40%
Charter Public Shareholders (Ex-Liberty)	24%	26%
Liberty[2)]	19%	20%
Advance/Newhouse	13%	14%
Total	100%	100%

Pro Forma Shares

Millions	$100 Cash	$115 Cash
Charter Public Shareholders	83.2	83.2
Existing Liberty	28.8	28.8
Current Charter Common Shares	**112.0**	**112.0**
TWC Public Shareholders (Ex-Liberty)	152.5	128.6
A/N Common	34.3	34.3
A/N Preferred (as if Converted)	10.3	10.3
Issuance to Liberty (Rolled TWC Stake)[2)]	8.5	8.5
Liberty New Equity ($4.3B at equivalent of $176.95)	24.3	24.3
Liberty New Equity ($0.7B at equivalent of $173.00)	4.0	4.0
Pro Forma Common Shares	**346.0**	**322.1**

1) Ownership figures are pro forma for Time Warner Cable and Bright House transactions and assume conversion of Bright House partnership units into New Charter stock. Assumes that Time Warner Cable shares outstanding, excluding shares held by Liberty and LIC are exchanged for $100 in cash and 0.5409 equivalent Charter shares.
2) Liberty and LIC have agreed to only receive stock in New Charter in exchange for their shares in TWC.

16

Charter COMMUNICATIONS Time Warner Cable bright house NETWORKS

New Charter: At a Glance
Customers in Millions/ $ in Billions Charter COMMUNICATIONS Time Warner Cable® bright house NETWORKS® New Charter
Passings2) 12.9 30.5 4.7 48.0
Customer Relationships 6.2 15.2 2.5 23.9
2014 Customers1) Video 4.3 11.0 2.0 17.3
Internet 5.1 12.3 2.1 19.4
Voice 2.6 5.6 1.2 9.4
Customer Relationships 48% 50% 54% 50%
Video 33% 36% 44% 36%
Internet 40% 40% 44% 41%
2014 Penetration3) Voice 22% 19% 25% 20%
Revenue $9.1B $22.8B $3.8B $35.7B
Adj. EBITDA $3.2B $8.4B $1.4B $12.9B
2014 Financials4) Capital Expenditures $2.2B $4.1B $0.6B $6.9B
Adj. EBITDA – Capex $1.0B $4.3B $0.8B $6.1B
1) All company data based on respective company reporting methodologies, where there may be small definitional differences. Including commercial customers. Totals may not recalculate due to rounding.
2) Residential and commercial video passings.
3) Penetration based on residential and commercial passings.
4) Charter and TWC financial information based on historical financials. Bright House financial information on an S-X pro forma basis. TWC adjusted EBITDA is adjusted for equity based compensation. See slides 25 and 26.
17 Charter COMMUNICATIONS Time Warner Cable® bright house NETWORKS®

Sources of Transactions Consideration

Sources and Uses – At $100 per Share in Cash and 0.5409 Equivalent Charter Shares[1)]

	Sources	$B	Uses	$B
TWC Transaction	New Debt – TWC Transaction	23.0	TWC Equity Value	56.7
	Assumed TWC Debt	23.3	Existing TWC Debt	23.3
	Liberty Investment in TWC Rolled	1.5	Fees and Expenses	1.0
	Liberty Equity Investment at $176.95	4.3		
	New Charter Equity to TWC Shareholders	27.0		
	Cash on Balance Sheet[2)]	1.9		
	Total Sources – TWC Transaction	80.9	Total Uses – TWC Transaction	80.9
Bright House Transaction	New Debt – Bright House Transaction	2.0	Bright House Enterprise Value	10.4
	Preferred Units	2.5	Excess Cash	0.7
	Charter Common	5.9		
	Liberty Equity Investment at $173.00	0.7		
	Total Sources – Bright House Transaction	11.1	Total Uses – BHN Transaction	11.1
	Total Sources	**92.1**	**Total Uses**	**92.1**

Commitment from two of cable industry's most successful long term investors – Liberty investing addditional $5.0 billion to own 19%[1)] of New Charter and Advance/Newhouse will own 13% of New Charter

1) Liberty and LIC holding TWC shares have agreed to only take New Charter stock as consideration. $4.3 billion to be invested at equivalent of $176.95 per share and represents Charter's closing price on May 20, 2015. $700 million to be invested at equivalent of $173.00, as previously announced on March 31, 2015 as part of the Charter-A/N transaction.
2) Estimated cash on balance sheet from Charter and TWC.

18

Charter COMMUNICATIONS Time Warner Cable bright house NETWORKS

Financing
Committed financing fully funds cash portions of TWC and Bright House transactions
Pro forma entity will leave Charter and TWC existing debt structures in place, without creating separately managed business silos
Structure expected to maintain TWC investment grade rating; equal and ratable security to TWC bondholders
Estimated pro forma leverage at close of 4.5x; growth profile will drive rapid delevering
Target leverage: Lower end of 4-4.5 times; +/- half turn for strategic opportunities
4.1x1)
13.9
23.3
23.0
2.0
(0.7)
4.5x2)
61.5
4.3
4.8x3)
65.7
Charter Debt Pre Transactions
Existing TWC Debt
New Debt at $100 per Share
Bright House Transaction Debt
Liberty Equity from BHN Transaction
Pro Forma Net Debt
($100 per Share)
Increm. Debt for $15 per Share Election
Pro Forma Net Debt
($115 per Share)
Combined company will delever quickly to target leverage and provides attractive levered equity returns on a growth company with significant tax assets
1) Estimated year end 2015 Charter debt of $13.9 billion divided by 2015 Charter estimated adjusted EBITDA of $3.4 billion as per Bloomberg consensus as of May 22, 2015.
2) Assumes total pro forma entity adjusted EBITDA of $13.8 billion, including, 2015 Charter estimated adjusted EBITDA of $3.4 billion and 2015 TWC adjusted EBITDA of $8.3 billion based on Bloomberg consensus as of May 22, 2015 and adjusted for $150 million of estimated TWC equity based compensation. Bright House 2015 adjusted EBITDA estimated at $1.4 billion. Total pro forma entity adjusted EBITDA also adjusted for $500 million leverageable first year synergies.
3) Based on $65.7 billion of net debt pro forma for the TWC and Bright House transactions, divided by 2015 total pro forma entity adjusted EBITDA of $13.8 billion.
Charter COMMUNICATIONS
Time Warner Cable®
Bright house NETWORKS®

Tax Assets are Preserved and Enhanced
Benefit from enhanced NOL usage
Current NPV of $3 billion of existing Charter NOLs enhanced by over $400 million, as they will be applied to larger base of operating income
Outsized tax basis of $9.1 billion as of 12/31/14 remain intact; likely section 382 ownership change, not expected to impact value of NOLs on an NPV basis
Value of existing NOLs benefit Charter/TWC shareholders only, until A/N’s conversion of partnership units into New Charter stock
Tax receivables agreement with Advance/Newhouse drives additional value
New Charter will receive additional tax basis step-up upon any future A/N’s conversion of partnership units into New Charter stock
New Charter retains 50% of the cash tax savings value associated with the tax basis step-up received if and when A/N exchanges partnership units for shares in New Charter
A/N compensated on 50% of the net cash tax savings value associated with the tax basis step-up received by Charter, on a with and without FIFO basis, when the step-up benefits are used by Charter
Charter COMMUNICATIONS
Time Warner Cable®
Bright house NETWORKS®

Governance Structure
Board representation and structure
13 directors at closing
A/N designates 2 directors and Liberty designates 3 directors
Proxy and voting
For 5 years after closing, A/N to grant Liberty a proxy, capped at 7%, giving Liberty total voting power of up to 25.01%; proxy excludes votes on certain matters
A/N voting cap of 23.5%, increased 1:1, to max 35%, to the extent Liberty ownership falls permanently below 15%
Liberty voting cap greater of:
25.01% and 0.01% above highest voting % of any other person and
23.5%, increased 1:1, to max 33.5%, if A/N ownership is permanently below 15%
Preemptive rights
A/N and Liberty receive preemptive rights to maintain certain ownership thresholds
Liberty ownership capped at the greater of 26% and its voting cap. A/N capped at the greater of its ownership percentage at closing, 25% and its voting cap
Liberty and A/N required to participate in any share repurchase so as not to exceed their respective ownership caps, and transfer rights are generally restricted
Charter COMMUNICATIONS
Time Warner Cable®
Bright house NETWORKS®

Regulatory Discussion
Consumers will benefit from a broadband service that makes watching online video, gaming, etc. a great experience – including at peak times – for a great value
Charter’s slowest speed tier (60 Mbps downstream) is considerably faster and less expensive than TWC’s comparable tiers, with no data caps or usage based pricing
Charter will bring these products and pricing to TWC and BHN customers, while embracing TWC’s and BHN’s rollouts of a 300 Mbps tier
Charter will continue to invest in interconnection to minimize likelihood of congestion
Regardless of Title II litigation, we have no plans to block, throttle or engage in paid prioritization because our customers demand an open Internet
We will deliver superior customer care, adding U.S. jobs
Charter has added 7,000 new jobs since 2012, most of which have been in customer service fields
New Charter will bring TWC’s customer care jobs back from overseas, too, training new employees to provide superior service while adding jobs to the U.S. economy
New Charter will build on BHN’s reputation for quality customer service
Charter COMMUNICATIONS
Time Warner Cable ®
bright house NETWORKS ®

Regulatory Discussion
New Charter will increase facilities-based broadband competition
New Charter will expand its broadband offerings for consumers by investing significantly in out of home WiFi, building on what TWC and BHN have already accomplished
We will invest significantly in building out our optical network beyond our existing footprint to inject much needed competition in the commercial markets
New Charter will not have market power in high speed broadband or video
Transaction does not reduce any competition in any market
The combined entities today estimated to serve less than 30% of broadband customers receiving 25 Mbps or greater speeds nationwide
Similarly, New Charter will serve only about 17% of MVPD subscribers nationwide
Charter owns no programming interests
New Charter will have the largest cable presence in only 5 of the top 20 DMAs. The transaction does not change this metric, as TWC and BHN are already affiliated, and Charter isn’t the largest operator in any of the top 20 DMAs.
New Charter will be a strong competitor and be a leader in developing open non-proprietary technical standards, prices and industry practices
Charter COMMUNICATIONS
Time Warner Cable ®
bright house NETWORKS ®

Charter COMMUNICATIONS
Time Warner Cable ®
bright house NETWORKS ®
Appendix

Use of Non-GAAP Financial Metrics
The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA less capital expenditures, and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net income (loss) and free cash flow is reconciled to net cash flows from operating activities in the appendix of this presentation.
Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.
Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.
Management and the Company’s Board use adjusted EBITDA and free cash flow to assess Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $76 million and $64 million for the three months ended March 31, 2015 and 2014, respectively.
For a reconciliation of adjusted EBITDA to the most directly comparable GAAP financial measure, see slide 26.
Charter COMMUNICATIONS
Time Warner Cable ®
bright house NETWORKS ®

GAAP Reconciliations – FY 2014
Existing Charter Time Warner Cable Bright House New Charter
Consolidated net income (loss) $(183) $2,031 $751 $2,599
Plus: Interest expense, net 911 1,419 38 2,368
Income tax expense 236 1,217 - 1,453
Depreciation and amortization 2,102 3,371 416 5,889
Stock compensation expense 55 126 5 186
Loss on deriviative instruments, net 7 - - 7
Other, net 62 190 (5) 247
Adjusted EBITDA per Audited Financials 1) $3,190 $8,354 $1,205 $12,749
S-X Pro Forma Adjustments 2)
Plus: Cap labor 112 112
Expenses related to pension and other items not included in transaction 57 57
S-X Pro Forma EBITDA $3,190 $8,354 $1,374 $12,918
1) Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, (gain) loss on derivative instruments, net, and other operating expenses, such as merger and acquisitions costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities.
2) S-X Pro Forma Adjustments are (i) directly attributable to the Bright House transaction, (ii) factually supportable, and (iii) expected to have continuing impact on the combined results of pro forma Charter as permitted under regulation S-X.
3) The above schedules are presented in order to reconcile adjusted EBITDA, a non-GAAP measure, to the most directly comparable GAAP measure in accordance with Section 401(b) of the Sarbanes-Oxley Act.
Charter COMMUNICATIONS
Time Warner Cable ®
bright house NETWORKS ®

Charter COMMUNICATIONS
Time Warner Cable ®
bright house NETWORKS ®